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                           CERTIFICATE OF DESIGNATION

                                       OF

                      FRONTLINE COMMUNICATIONS CORPORATION

                   Certificate Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                  The undersigned, being the President of Frontline Communications Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  Pursuant to authority expressly vested in the Board of Directors of said Corporation by the provisions of its Certificate of Incorporation, said Board of Directors duly adopted the following resolution on October 1, 1998:

                  RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issue from time to time of a series of Preferred Stock, $.01 par value, of the Corporation and hereby fixes the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

                  Section 1. Designation. The series of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be 10.

                  Section 2. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

                           (a) Automatic Conversion. On July 15, 1999 (the
"Conversion Date"), the outstanding shares of Series A Preferred Stock shall be converted into fully paid and nonassessable shares of the Corporation's Common Stock in the manner hereinafter provided. No fractional shares of Common Stock shall be issued as a result of conversion, but in lieu thereof such fractional interest will be rounded off to the nearest whole share of Common Stock, subject to the Maximum Conversion Amount (as defined in paragraph (c) below).

                           (b) Conversion Ratio. Subject to the Maximum
Conversion Amount, each share of the Series A Preferred Stock shall be convertible into that number of shares of the Corporation's Common Stock having an aggregate Current Market Value (as defined herein) of $100,000 on the Conversion Date. For purposes hereof, "Current Market Value" shall mean the average "closing price" of





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the Corporation's Common Stock for the thirty (30) trading days immediately prior to the Conversion Date. The "closing price" for each day shall be the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the Corporation. If the Common Stock is listed or admitted to trading on a national securities exchange, the closing price shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock on such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the fair market value per share of Common Stock or of such other securities as determined in good faith by the Board of Directors of the Corporation based on an opinion of an independent investment banking firm with an established national reputation as a valuer of securities, which opinion may be based on such assumptions as such firm shall deem to be necessary and appropriate.

                           (c) Maximum Conversion Amount. Anything contained
herein to the contrary notwithstanding, in no event shall the Series A Preferred be convertible into Common Stock aggregating more than 250,000 shares (the "Maximum Conversion Amount").

                           (d) Mechanics of Conversion. The right of the holders
of the Series A Preferred Stock to convert their shares shall be exercised by transmitting to the Corporation or its agent, a notice of such conversion together with certificates representing shares of the Series A Preferred Stock to be converted, duly endorsed in blank. If the shares issuable upon conversion are to be issued in a name other than the name in which the shares of Series A Preferred Stock to be converted are then registered, such notice and the certificates representing shares of the Series A Preferred Stock to be converted shall be accompanied by such evidence of payment transfer taxes and such proper instruments of transfer as may be reasonably requested by the Corporation. The Corporation shall promptly after receipt of the foregoing issue to the holder of the Series A Preferred Stock the appropriate number of shares of the Corporation's Common Stock. The Series A Preferred Stock

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shall be convertible on the basis of the first Series A Preferred Stock received by the Corporation for conversion.

                           (e) No Impairment. The Corporation shall not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                           (f) Common Stock Reserved. The Corporation shall
reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock.

                           (g) Common Stock Listing. Prior to delivery of any
securities which the Corporation is obligated to deliver upon payment of any dividend, upon any liquidation, dissolution, or winding up of the Corporation, or upon conversion of the Series A Preferred Stock, the Corporation shall use all reasonable efforts to list such securities on any exchange or inter-dealer quotation system on which such securities are principally traded or authorized to be quoted.

                           (h) Transfer Taxes. The Corporation shall pay all
documentary stamp or similar issue or transfer taxes payable with respect to the issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock pursuant hereto, provided that such shares of Common Stock are issued int he name of the then registered holder of the Series A Preferred Stock to be converted.

                  Section 3. Stock Option Contingency. At the Conversion Date, each share of the Series A Preferred Stock shall be entitled to receive, and the Corporation shall grant to the holder of each such share, stock options to purchase up to the aggregate number of the Corporation's Common Stock (the "Option Shares"), as follows:

                  (1) options to purchase up to 5,000 Option Shares in the event that the Current Market Value at the Conversion Date is less than $4.00 per share but greater than $3.00 per share; or

                  (2) options to purchase up to 10,000 Option Shares in the event that the Current Market Value at the Conversion Date is equal to or less than $3.00 per share.

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                  No stock options shall be granted pursuant hereto in the event that the Current Market Value at the Conversion Time is equal to or greater than $4.00 per share.

                  Section 4. Covenants. So long as any of the Series A Preferred Stock shall be outstanding (as adjusted for all subdivisions and combinations), the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than fifty-one percent (51%) of such outstanding shares of Series A Preferred Stock amend or repeal, whether by merger, consolidation, or otherwise, any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter or change the rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock, or the number of authorized shares of Series A Preferred Stock.

                  Section 5. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                  Section 6. Preemptive Rights. The holders of the Series A Preferred Stock are not entitled to any preemptive rights.

                  IN WITNESS WHEREOF, this Certificate has been signed by the President of Frontline Communications Corporation this 1st day of October, 1998.


                                     FRONTLINE COMMUNICATIONS CORPORATION


                                     By: /s/ Stephen Cole-Hatchard
                                         -------------------------------------
                                              Name:   Stephen Cole-Hatchard
                                              Title:  President



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